NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. https://ford.to/tweets https://ford.to/facebook https://ford.to/linkedin Ford to Significantly Increase Production of Mustang Mach-E in 2023, Reduces Prices Across the Board DEARBORN, Mich., Jan. 30, 2023 – With its new EV supply chain coming online, Ford is significantly increasing production of the Mustang Mach-E this year to help reduce customer wait times and to take advantage of streamlined costs to reduce prices across the board, making Mustang Mach-E even more accessible to customers and keeping it competitive in the marketplace. The production increase is a key part of the Ford+ Plan, underscoring the company’s commitment to lead the EV revolution by increasing the value of its EVs for customers, continuing to position Mustang Mach-E as a compelling option for those looking for an electric SUV, and growing market share. Ford already offers EV customers a full-size truck, SUV and van – and has secured the batteries and raw material to scale production of all these models in 2023. Mustang Mach-E delivers the 0-60 thrills with an available EPA-estimated 300+ mile range 1 and zero tailpipe emissions. It is available with BlueCruise hands-free driving on more than 130,000 miles of highway and can be updated through over-the-air Ford Power-Up software updates. All Ford EV customers also have access to more than 79,000 charging plugs and growing through the BlueOval Charge™ Network, North America’s largest public charging network2. Almost all of Mustang Mach-E’s growth to date is incremental to the brand with two-thirds of Mustang Mach-E customers coming from competitor brands. The Mustang Mach-E was the No. 3 EV model in the U.S. in 2022 and the updated pricing is part of Ford’s plan to keep the SUV competitive in a rapidly changing market, while strengthening Ford’s position as the No. 2 U.S. EV manufacturer as it continues to scale that part of the business. “We are not going to cede ground to anyone. We are producing more EVs to reduce customer wait times, offering competitive pricing and working to create an ownership experience that is second to none,” said Marin Gjaja, Chief Customer Officer, Ford Model e. “Our customers are at the center of everything we do – as we continue to build thrilling and exciting electric vehicles, we will continue to push the boundaries to make EVs more accessible for everybody.”

2023 Mustang Mach-E	Former MSRP	Updated MSRP	Delta
Select RWD Standard Range	$ 46,895	$45,995	$ 900
Select eAWD Standard Range	$ 49,595	$48,995	$ 600
California Route 1 eAWD Extended Range	$ 63,575	$57,995	$5,580
Premium RWD Standard Range	$ 54,975	$50,995	$3,980
Premium eAWD Standard Range	$ 57,675	$53,995	$3,680
GT Extended Range	$ 69,895	$63,995	$5,900
Extended Range Battery	$ 8,600	$7,000	$1,600
Nite Pony Appearance Package	$ 800	$ 800	$ 0
GT Performance Package	$ 6,000	$6,000	$ 0

Existing Mustang Mach-E customers awaiting delivery of their vehicle will automatically receive the adjusted price and for customers with a sale date after Jan. 1, 2023, and already have their Mustang Mach-E, Ford will reach out directly.

"Part of our mission at Ford is to treat customers like family," said Gjaja. "We want our customers to know they made the right decision by choosing a Mustang Mach-E, and we'll continue to play a proactive role in doing the right thing for those joining the Ford family."

In addition to adjusted pricing, on Mustang Mach-E vehicles ordered between Jan. 30 and April 3, 2023, Ford Credit will be offering special rates as low as 5.34%.

"This is a natural companion to the new Mach-E pricing," said Craig Carrington, Ford Credit executive vice president for North America. "The offer is straightforward and competitive, enabling customers to lock in today's rates, even if rates go up between order and delivery."

Visit ford.com for full range, pricing and specs on the electric Mustang Mach-E.

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About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 176,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

[1]Available on the Mach-E Premium RWD and Mach-E California Route 1 eAWD. Based on full charge. Actual range varies with conditions such as external environment, vehicle use, vehicle maintenance, lithium-ion battery age and state of health.
[2] Based on original equipment manufacturers(OEM)/automotive manufacturers that sell all-electric vehicles and have active charging networks. Department of Energy data as of November 29, 2022 used. Numbers subject to change. FordPass, compatible with select smartphone platforms, is available via a download. Message and data rates may apply.

Contacts: Marty Günsberg
313.316.5319
mgunsber@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.